EXHIBIT 99.1

FOR RELEASE: Thursday, October 22, 2015 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE QUARTER ENDED SEPTEMBER 30, 2015

Shreveport, Louisiana – October 22, 2015 – Home Federal Bancorp, Inc. of Louisiana (the "Company") (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended September 30, 2015 of $941,000, an increase of $118,000, or 14.3% compared to net income of $823,000 reported for the three months ended September 30, 2014. The Company's basic and diluted earnings per share were $0.49 and $0.47, respectively, for the three months ended September 30, 2015, compared to basic and diluted earnings per share of $0.41 and $0.40, respectively, for the quarter ended September 30, 2014.

The increase in net income for the three months ended September 30, 2015, resulted primarily from an increase of $203,000, or 6.8%, in net interest income, and a $283,000, or 45.0%, increase in non-interest income, partially offset by a $296,000, or 12.7%, increase in non-interest expense, a $47,000, or 11.6%, increase in the provision for income tax expense and a $25,000, or 62.5% increase in the provision for loan losses. The increase in net interest income for the three months ended September 30, 2015, was primarily due to a $290,000, or 8.2%, increase in total interest income, partially offset by an increase of $87,000, or 15.0%, in aggregate interest expense primarily due to an increase in the average balance of deposits.  The Company's average interest rate spread was 3.45% for the three months ended September 30, 2015, compared to 3.63% for the three months ended September 30, 2014. The Company's net interest margin was 3.65% for the three months ended September 30, 2015, compared to 3.83% for the three months ended September 30, 2014. The decrease in the average interest rate spread on a comparative quarterly basis was primarily the result of a decrease of 16 basis points in average yield on interest-earning assets.  The decrease in net interest margin was primarily the result of a higher average volume of interest-earning assets for the three months ended September 30, 2015 compared to the prior year quarterly period.

The following table sets forth the Company's average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended September 30,
	2015		2014
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$284,158	5.12%	$252,870	5.23%
Investment securities	43,970	1.82	53,820	1.82
Interest-earning deposits	20,346	0.17	4,191	0.28
Total interest-earning assets	$348,474	4.41%	$310,881	4.57%

Interest-bearing liabilities:
Savings accounts	$20,169	0.35%	$12,788	0.20%
NOW accounts	35,172	0.87	26,227	0.69
Money market accounts	47,701	0.32	45,002	0.36
Certificates of deposit	145,756	1.30	125,386	1.41
Total interest-bearing deposits	248,798	0.97	209,403	1.02
FHLB advances	30,371	0.82	36,608	0.49
Total interest-bearing liabilities	$279,169	0.96%	$246,011	0.94%

The $283,000 increase in non-interest income for the three months ended September 30, 2015, compared to the prior year quarterly period was due to an increase of $253,000 in gain on sale of loans, and an increase of $33,000 in service charges on deposit accounts, partially offset by a decrease of $2,000 in other non-interest income and a decrease of $1,000 in income on Bank Owned Life Insurance.  The Company sells most of its long term fixed rate residential mortgage loan originations primarily in order to manage interest rate risk.

The $296,000 increase in non-interest expense for the three months ended September 30, 2015, compared to the same period in 2014, is primarily attributable to increases of $208,000 in compensation and benefits expense, $29,000 in deposit insurance premiums, $23,000 in other non-interest expense, $18,000 in franchise and bank share tax expense, $17,000 in loan and collection expense, $11,000 in data processing expense, and $10,000 in occupancy and equipment expense.  These increases were partially offset by decreases of $14,000 in advertising expense, $3,000 in audit and examination fees, and $3,000 in legal fees.

At September 30, 2015, the Company reported total assets of $366.1 million, a decrease of $3.7 million, or 1.0%, compared to total assets of $369.8 million at June 30, 2015. The decrease in assets was comprised primarily of decreases in investment securities of $3.8 million, or 8.2%, from $46.9 million at June 30, 2015, to $43.1 million at September 30, 2015 and a decrease in loans held-for-sale of $3.3 million, or 22.9%, from $14.2 million at June 30, 2015, to $11.0 million at September 30, 2015.  These decreases were partially offset by increases in cash and cash equivalents of $1.6 million, or 7.6%, from $21.2 million at June 30, 2015 to $22.8 million at September 30, 2015, other assets of $1.2 million, or 6.5%, from $19.1 million at June 30, 2015 to $20.4 million at September 30, 2015, and an increase in loans receivable-net of $555,000, or 0.2%, from $268.4 million at June 30, 2015 to $269.0 million at September 30, 2015.  The decrease in loans held-for-sale results primarily from a decrease at September 30, 2015 in receivables from financial institutions purchasing the Company's loans held-for-sale.

The following table shows total loans originated and sold during the periods indicated.

	Quarter Ended September 30,
	2015	2014	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$31,490	$26,896	17.1%
Commercial — real estate secured:
Owner occupied	9,143	18,065	(49.4)%
Non-owner occupied	268	1,524	(82.4)%
Multi-family residential	10	2,440	(99.6)%
Commercial business	7,714	10,145	(24.0)%
Land	306	1,884	(83.8)%
Construction	5,884	8,673	(32.2)%
Home equity loans and lines of credit and other consumer	1,846	2,314	(20.2)%
Total loan originations	$56,661	$71,941	(21.2)%
Loans sold	$(30,261)	$(21,402)	41.4%

Included in the $5.9 million and $8.7 million of construction loan originations for the three months ended September 30, 2015 and 2014, respectively, are approximately $5.8 million and $3.2 million, respectively, of one- to four-family residential construction loans and $135,000 and $5.5 million, respectively, of commercial and multi-family construction loans, all of which are primarily located in the Company's market area.

Total liabilities decreased $4.3 million, or 1.3%, from $326.4 million at June 30, 2015, to $322.1 million at September 30, 2015, primarily due to a decrease in advances from the Federal Home Loan Bank of Dallas of $12.1 million, or 31.4%, to $26.4 million at September 30, 2015, compared to $38.4 million at June 30, 2015, partially offset by an increase in total deposits of $7.0 million, or 2.5%, to $293.3 million at September 30, 2015, compared to $286.2 million at June 30, 2015.  The increase in deposits was primarily due to a $3.3 million, or 10.6%, increase in NOW accounts from $31.2 million at June 30, 2015 to $34.5 million at September 30, 2015, a $2.5 million, or 13.6%, increase in savings deposits from $18.4 million at June 30, 2015 to $20.9 million at September 30, 2015, a $1.6 million, or 3.5%, increase in money market deposits from $45.6 million at June 30, 2015 to $47.2 million at September 30, 2015, and a $417,000, or 0.3%, increase in certificates of deposit from $146.0 million at June 30, 2015 to $146.4 million at September 30, 2015, partially offset by a decrease of $772,000, or 1.7%, in non-interest bearing demand deposits from $45.0 million at June 30, 2015 to $44.3 million at September 30, 2015.  At both September 30, 2015 and June 30, 2015, the Company had $12.7 million in brokered deposits. The Company utilizes brokered certificates of deposit as a component of its strategy for lowering Home Federal Bank's overall cost of funds. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions.

At September 30, 2015, the Company had $289,000 of non-performing assets compared to $80,000 of non-performing assets at June 30, 2015, consisting of four single-family residential loans, at September 30, 2015, compared to two single family residential loans at June 30, 2015. At September 30, 2015, the Company had two single family residential loans and one commercial real estate loan classified as substandard, compared to one single family residential loan and one line of credit at June 30, 2015. There were no loans classified as doubtful at September 30, 2015 or June 30, 2015.

Shareholders' equity increased $633,000, or 1.5%, to $44.0 million at September 30, 2015 from $43.4 million at June 30, 2015.  The primary reasons for the increase in shareholders' equity from June 30, 2015, were net income of $941,000, the vesting of restricted stock awards, stock options and the release of employee stock ownership plan shares totaling $161,000 and proceeds from the issuance of common stock from the exercise of stock options of $50,000.  These increases in shareholders' equity were partially offset by dividends paid totaling $169,000, acquisition of Company stock of $300,000 and a decrease in the Company's accumulated other comprehensive income of $50,000.

The Company repurchased 13,425 shares of its common stock under its stock repurchase program during the quarter ended September 30, 2015 at an average price per share of $21.89.  On February 11, 2015, the Company announced that its Board of Directors approved a fifth stock repurchase program for the repurchase of up to 108,000 shares.  As of September 30, 2015, there were a total of 49,480 shares remaining for repurchase under the program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its five full-service banking offices and one agency office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	September 30, 2015	June 30, 2015
ASSETS	(Unaudited)

Cash and cash equivalents	$22,780	$21,166
Securities available for sale at fair value	41,549	44,885
Securities held to maturity (fair value September 30, 2015: $1,502; June 30, 2015: $2,010)	1,502	2,010
Loans held-for-sale	10,948	14,203
Loans receivable, net of allowance for loan losses (September 30, 2015: $2,613; June 30, 2015: $2,515)	268,982	268,427
Other assets	20,383	19,142

Total assets	$366,144	$369,833

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$293,274	$286,238
Advances from the Federal Home Loan Bank of Dallas	26,351	38,411
Other liabilities	2,500	1,798

Total liabilities	322,125	326,447

Shareholders' equity	44,019	43,386

Total liabilities and shareholders' equity	$366,144	$369,833

Home Federal Bancorp, Inc. of Louisiana
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2015	2014
	(Unaudited)
Interest income
Loans, including fees	$3,636	$3,307
Investment securities	6	1
Mortgage-backed securities	195	244
Other interest-earning assets	8	3
Total interest income	3,845	3,555
Interest expense
Deposits	605	535
Federal Home Loan Bank borrowings	62	45
Total interest expense	667	580
Net interest income	3,178	2,975
Provision for loan losses	65	40
Net interest income after provision for loan losses	3,113	2,935

Non-interest income
Gain on sale of loans	725	472
Income on Bank Owned Life Insurance	40	41
Service charges on deposit accounts	134	101
Other income	13	15
Total non-interest income	912	629

Non-interest expense
Compensation and benefits	1,708	1,500
Occupancy and equipment	239	229
Data processing	130	119
Audit and examination fees	50	53
Franchise and bank shares tax	91	73
Advertising	61	75
Legal fees	66	69
Loan and collection	83	66
Deposit insurance premium	60	31
Other expenses	145	122

Total non-interest expense	2,633	2,337

Income before income taxes	1,392	1,227
Provision for income tax expense	451	404

NET INCOME	$941	$823

EARNINGS PER SHARE
Basic	$0.49	$0.41
Diluted	$0.47	$0.40

	Three Months Ended
	September 30,
	2015	2014

Selected Operating Ratios(1):
Average interest rate spread	3.45%	3.63%
Net interest margin	3.65%	3.83%
Return on average assets	1.01%	0.99%
Return on average equity	8.21%	7.10%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.08%	0.03%
Allowance for loan losses as a percent of non-performing loans	904.15%	2,115.74%
Allowance for loan losses as a percent of total loans receivable	0.96%	0.91%

Per Share Data:
Shares outstanding at period end	1,922,293	2,203,442
Weighted average shares outstanding:
Basic	1,927,478	2,005,487
Diluted	1,991,140	2,057,803
Tangible book value at period end	$22.90	$19.36

____________
(1)    Ratios for the three month periods are annualized.
(2)    Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Operating Officer (318) 222-1145